CONTACT:	NewsRelease

John Byczkowski, FHLBank Cincinnati	FOR IMMEDIATE RELEASE

513-852-7085 (office) or 513-382-7615 (cell)	February 20, 2014

FHLBANK CINCINNATI ANNOUNCES 2013 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the year ended December 31, 2013. The FHLBank fulfilled its mission by providing readily available and competitively priced wholesale funding to its member financial institutions, supporting its commitment to affordable housing, and paying stockholders a competitive dividend return on their capital investment. Highlights include:

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Net income for 2013 was $261 million and return on average equity (ROE) was 5.10 percent. This compares to net income of $235 million and ROE of 6.20 percent for 2012. For the fourth quarter of 2013, net income was $64 million and ROE was 4.78 percent, compared to net income of $65 million and ROE of 6.22 percent for the same period of 2012.

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The most significant contributors to the increase in the 2013 net income were significantly higher average Advance balances and lower net amortization, primarily related to purchased premiums on mortgage assets. ROE fell because of growth in average capital ($1.3 billion) to support the Advance growth combined with several factors that lowered income, most notably net gains on securities sales recognized in 2012 that did not reoccur in 2013.

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Total assets at December 31, 2013 were a record $103.2 billion, which was an increase of $21.6 billion (27 percent) from year-end 2012. Mission Asset Activity – comprising major activities with members including Advances, Letters of Credit, and the Mortgage Purchase Program – was $85.2 billion at December 31, 2013, an increase of $14.0 billion (20 percent) from year-end 2012. The growth in both assets and Mission Asset Activity was primarily due to increased Advance balances outstanding.

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Capital adequacy substantially exceeded all minimum regulatory requirements. On December 31, 2013, GAAP capital, including $621 million of total retained earnings, stood at $5.3 billion or 5.15 percent of total assets. The regulatory capital ratio was 5.27 percent at December 31, 2013. Total retained earnings increased by $17 million in the fourth quarter of 2013 and by $83 million in all of 2013.

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The FHLBank paid its stockholders a cash dividend on December 19, 2013 at a 4.00 percent annualized rate, which was 3.76 percentage points above the fourth quarter average 3-month LIBOR. The average quarterly dividend paid for the year was 4.18 percent.

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The FHLBank contributed $30 million in 2013 to the Affordable Housing Program pool of funds to be awarded to members in 2014. In addition, the FHLBank continued its voluntary sponsorship of two other housing programs which provide resources to pay for accessibility rehabilitation and emergency repairs for special needs and elderly homeowners and to help members aid their communities following natural disasters.

FHLBank Cincinnati 4Q 2013

Operating Results and Profitability

The overall increase in net income in 2013 compared with 2012 resulted from the following factors:

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A growth in Advance balances supported by new capital stock, which improved net interest income by an estimated $77 million in 2013. The average principal balance of Advances increased $29.1 billion (90 percent) in 2013. Leveraging the additional capital with mortgage-backed securities contributed to the increase in net interest income.

•	A decline in net amortization, which improved net interest income by $48 million.

•	The reversal of incurred losses estimated in the Mortgage Purchase Program, which resulted in an $8 million improvement.

The favorable factors were partially offset by:

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Several management strategies and actions, along with changes in the market rate environment, related to reducing the FHLBank's market risk exposure, which on a net basis lowered net interest income by an estimated $34 million.

•	Net gains on securities sales in 2012 that did not reoccur in 2013, which reduced income by $29 million.

•	Lower prepayment fees on Advances, which reduced net interest income by $18 million.

•	Lower net Mortgage Purchase Program balances, which reduced net interest income by $13 million.

Assets and Mission Asset Activity

The principal balance of Advances at year-end 2013 was $65.1 billion, an increase of $11.5 billion (21 percent) from year-end 2012. The increase in Advances was primarily driven by the activity of one large-asset member. The tepid economic expansion and significant amounts of deposit based liquidity have continued to limit the demand for Advances by many members.

The principal balance of mortgage loans held for portfolio in the Mortgage Purchase Program was $6.6 billion at December 31, 2013, a decrease of $0.7 billion (10 percent) from year-end 2012. The reduction in principal balance reflected the relatively high amount of repayments in the low interest rate environment and reduced activity level by large sellers. The Mortgage Purchase Program continues to be particularly popular among the FHLBank's community financial institutions, especially those that are first time sellers in the secondary mortgage market.

The balance of investments at December 31, 2013 was $22.4 billion, an increase of $2.4 billion (12 percent) from year-end 2012, most of which came from purchases of mortgage-backed securities. The investment balance at December 31, 2013 included $16.1 billion of mortgage-backed securities and $6.3 billion of short-term liquidity instruments. The FHLBank carried a lower balance of liquidity investments at December 31, 2013 due to narrower spreads and fewer eligible counterparties available for these types of investments. Cash and due from banks at the end of 2013 included $8.6 billion in funds held in deposits at the Federal Reserve.

FHLBank Cincinnati 4Q 2013

Risk Exposure

The FHLBank believes that its net liquidity position remained strong during 2013, as did its overall ability to fund operations through Consolidated Obligation issuances at acceptable interest costs. Market risk exposure to changes in interest rates and other variables was moderate during 2013, well within the FHLBank's policy limits, and consistent with the normal historical range.

Residual credit risk exposure from offering Advances, purchasing investments, and executing derivative transactions was limited, with no loan loss reserves or impairment required to be recorded for these instruments. Residual credit risk exposure in the mortgage loan portfolio was modest and on a downward trend. The allowance for credit losses in the Mortgage Purchase Program was $7 million at December 31, 2013, down from $18 million at December 31, 2012. The lower balance was largely due to a reversal of estimated credit losses as a result of improvements in the housing market.

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The Federal Home Loan Bank of Cincinnati is a AA+ rated regional wholesale cooperative bank. The FHLBank raises private-sector capital from member-stockholders and, with 11 other FHLBanks in the FHLBank System, issues high-quality debt in the worldwide capital markets in order to provide members with competitive services (primarily Advances, a readily available, low-cost source of funds) and a competitive return on their capital investment through quarterly dividends. The FHLBank also funds community investment programs that help its members create affordable housing and promote community economic development. The FHLBank has 727 member-stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System was chartered in 1932 by the U.S. Congress to promote housing finance. Each FHLBank is wholly owned by its member institution stockholders.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLBank’s financial condition and results of operations. These include, but are not limited to, the effects of economic and financial conditions, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLBank’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

FHLBank Cincinnati 4Q 2013

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	December 31, 2013	December 31, 2012	Percent Change
Total assets	$103,181	$81,562	27%
Advances (principal)	65,093	53,621	21
Mortgage loans held for portfolio (principal)	6,643	7,366	(10)
Total investments	22,364	19,950	12
Consolidated Obligations:
Discount Notes	38,210	30,840	24
Bonds	58,163	44,346	31
Total Consolidated Obligations	96,373	75,186	28
Mandatorily redeemable capital stock	116	211	(45)
Capital stock	4,698	4,010	17
Total retained earnings	621	538	15
Total capital	5,310	4,537	17
Regulatory capital (1)	5,435	4,759	14

Capital-to-assets ratio (GAAP)	5.15%	5.56%
Capital-to-assets ratio (Regulatory) (1)	5.27	5.84

OPERATING RESULTS

	Three Months Ended December 31,			For the Years Ended December 31,
	2013	2012	Percent Change (2)	2013	2012	Percent Change (2)
Total interest income	$229	$231	(1)%	$900	$921	(2)%
Total interest expense	147	140	4	572	613	(7)
Net interest income	82	91	(10)	328	308	6
(Reversal) provision for credit losses	—	—	NM	(7)	1	NM
Other income (loss)	7	(4)	NM	20	13	48
Other expense	18	15	20	64	58	11
AHP	7	7	(4)	30	27	8
Net income	$64	$65	(1)	$261	$235	11

Return on average equity	4.78%	6.22%		5.10%	6.20%
Return on average assets	0.25	0.36		0.28	0.35
Net interest margin	0.33	0.51		0.35	0.46
Annualized dividend rate	4.00	4.75		4.18	4.44
Average 3-month LIBOR	0.24	0.32		0.27	0.43

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)
Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

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